FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the year ended December 31, 2019

CARDONE EQUITY FUND VI, LLC

Commission File No. 024-10865

Delaware

(State or other jurisdiction of incorporation or organization)

Cardone Capital, LLC

18909 NE 29th Avenue

Aventura, FL 33180

Office: (310) 777-0255

Email: invest@Cardonecapital.com

All correspondence:

Jillian Sidoti, Esq.

TROWBRIDGE SIDOTI

38977 Sky Canyon Drive – Suite 101

Murrieta, CA 92563

(323) 799-1342

EMAIL FOR CORRESPONDENCE: jillian@crowdfundinglawyers.net

Class A Interests

(Title of each class of securities issued pursuant to Regulation A)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (“Annual Report”) of Cardone Equity Fund VI, LLC (the “Company,” “CEF VI,” “we,” “our” or “us”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive, and market condition and future business decision, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements.

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On a regular basis, we evaluate these estimates. These estimates are based on management’s historical industry experience and on various assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	our ability to effectively deploy the proceeds raised in the offering;

•	our ability to attract and retain members to our online platform;

•	changes in economic conditions generally and the real estate and securities markets specifically;

•	limited ability to dispose of assets because of the relative illiquidity of real estate investments;

•	intense competition in the real estate market that may limit our ability to attract or retain tenants or re-lease space;

•	defaults on or non-renewal of leases by tenants;

•	increased interest rates and operating costs;

•	our failure to obtain necessary outside financing;

•	decreased rental rates or increased vacancy rates;

•	the risk associated with potential breach or expiration of a ground lease, if any;

•	changes in real estate and zoning laws and increases in real property tax rates and values;

•	failure of acquisitions to yield anticipated results;

•	legislative or regulatory changes impacting our business or our assets;

•	difficulties in identifying properties, and consummating, real estate acquisitions, developments, joint ventures and dispositions.

•	exposure to liability relating to environmental and health and safety matters;

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CARDONE EQUITY FUND VI, LLC

ANNUAL REPORT ON FORM 1-K

For the Year ended December 31, 2019

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PART II

Cardone Equity Fund VI, LLC

Item 1. Business

The Company

CARDONE EQUITY FUND VI, LLC is a limited liability company organized December 12, 2018 under the laws of Delaware. The Company was organized to invest primarily in income generating real estate within the multi-family or commercial real estate segment focused on markets in the states of Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Tennessee and Texas. The Company was formed to raise up to $50 million under Regulation A Plus from a wide range of individual and institutional investors, with a primary focus on individual non-accredited investors, to acquire multi-family real estate. The fund-raising activity is done through Cardone Capital, LLC’s (the “Managing Member” or “Manager”) online platform.

We operate under the direction of Mr. Grant Cardone, who is the Managing Member of Cardone Capital, LLC and Cardone Real Estate Acquisitions, LLC, (“CREA”). CREA, under the direction of Mr. Cardone, is responsible for the acquisitions and oversite of the third-party property managers who supervise the day to day operations of the acquired properties.

We are offering up to $50 million in Class A Interests (the “Interests”) in this offering for $1,000 per unit (the “Offering”). We are offering the Interests herein on a “minimum/maximum” basis. The minimum permitted purchase is $5,000. See Item 2 – “Management’s Discussion and Analysis of Financial Conditions and Results of Operations-Overview” for more information concerning the current status of the Offering.

Investment Strategy

The Company primarily invests in stabilized, income-producing, multifamily and commercial rental properties throughout the United States. These types of investments are, or relate to, properties generally located in central business districts or suburban markets of primary and secondary metropolitan cities, primarily located in the Central and Southeastern United States. We will focus on deal flow within the middle market segment of the market, which we define as properties with gross values ranging from $50-$150 million. There may be instances where we purchase assets larger or smaller than these stated ranges.

We employ a strategy of investing in a portfolio of such investments which are well-selected, well-managed and disposed of at an optimal time. Our principal targeted assets are investments in properties if compelling opportunities arise that present superior opportunities for above-market returns, that have quality construction and desirable locations which can attract quality tenants.

To this end, the Company:

1)

Co-invests in Class A and Class B multi-family apartment communities in quality locations in the Company’s target markets, where the Company can add significant value through third-party hands-on management and/or appreciation potential;

2)	Buy those communities at below-market prices, or at market prices where there is sufficient upside potential to obtain above-market returns over the long term;
3)	Make physical alterations and other improvements to those communities, where the Company can achieve significant benefit with minimal capital outlay; and
4)	Through third-party management, increase the rents to increase the overall value of the property.

We intend to invest through limited liability corporations (“LLC’s”) (treated as partnerships) that own a single multifamily or commercial property (single purpose entities “SPE”). The LLC's will be co-owned by the Company, Cardone Equity Fund VIII, LLC (“CEF VIII”) and Grant Cardone. Grant Cardone typically owns from 1% to 6% of the LLC’s. CEF VIII is a $100 million fund for accredited investors that was formed July 22, 2019; commenced operations and started receiving investor subscriptions , October 15, 2019; and started accepting investor subscriptions and began investing in properties on October 18, 2019. It is the Managing Member’s intention to parallel invest the funds raised from the Company’s Offering, funds raised from CEF VIII’s offering and Grant Cardone in substantially all property acquisitions. The amount invested will vary depending on the lender’s requirements and the amount of funds raised by the Company and CEF VIII.

Due Diligence & Financing

When CREA identifies a location or a potential property, it will secure the necessary financing, sign a contract and place an escrow deposit to be held with the designated escrow agent. CREA in conjunction with our third-party property manager will take the time necessary to complete all its due diligence to the property including: site inspection, reviewing all leases, income and expenses, as well as securing a first mortgage on the property. After the due diligence process has been completed, the Company will determine whether the property is suitable or not.

If property is not suitable, CREA will cancel the contract and look for the next opportunity.

Refinancing/Disposition

During the life of the investment, CREA will analyze the market conditions in the area where the project is located. Simultaneously, CREA will investigate current interest rates. The Managing Member will then decide whether the property should be maintained, refinanced, restructured (i.e. condominium conversion), or sold (disposition).

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Investment Objectives

Our investment objectives are to:

•	preserve, protect and return invested capital;

•	pay cash distributions to members from our investments; and

•	realize capital appreciation in the value of our investments over the long term.

We will also seek to realize growth in the value of our investments by timing their sale to maximize value. However, we cannot assure members that we will attain these objectives or that the value of our assets will not decrease. Furthermore, within our investment objectives and policies, our Managing Manager will have substantial discretion with respect to the selection of specific investments, the management of our portfolio, and the purchase and sale of our assets. Our Managing Member may revise our investment policies without approval of our members.

Competition

We face competition when attempting to make real estate investments, including competition from domestic and foreign financial institutions, REITs, life insurance companies, pension funds, partnerships, and individual investors. Our ability to grow the portfolio and subsequently our financial performance depends on our Manager’s ability to navigate the competitive landscape of the industry. Many competitors have substantially greater financial resources than we do and may be able to accept more risk or lower returns than we think is appropriate. Competition from these entities may reduce the number of suitable investment opportunities for us or increase the bargaining power of property owners willing to sell assets. We believe our Manager has the extensive experience and necessary relationships to effectively maneuver within the competitive real estate industry.

In addition to the acquisition of new investments, the on-going leasing of real estate is also highly competitive. Our properties compete for tenants with similar properties primarily on the basis of location, amenities provided, and the design and condition of the property. Lease revenue is the primary source of revenue for the Company, so it is important that we continue to lease and re-let our available units. If our competitors offer units at rental rates below current market rates or below the rental rates we currently charge our tenants, we may lose potential tenants, and we may be pressured to reduce our rental rates below those we currently charge in order to retain tenants upon expiration of their existing leases. If we are unable to renew leases or re-let space in a reasonable time, or if rental rates decline or costs increase, our financial condition, cash flows, cash available for distribution, and ability to satisfy our debt service obligations could be materially adversely affected. This is why our Manager performs the extensive market and tenant due diligence prior to acquisition so that we can try to identify the competitive forces of the specific submarket and underwrite the potential risk and potential costs appropriately before acquiring the asset.

Finally, we intend to utilize leverage when acquiring assets. To a certain extent we are competing with other real estate investors for financing dollars given by banks, insurance companies, conduits, and other lenders which have a finite amount of capital to lend to property owners. Any disruptions in the credit markets could have a material impact on the cost and availability of debt to finance future acquisitions. This competition for debt and the availability of the debt could result in a reduction of suitable investment opportunities and our ability to grow the portfolio and the Company’s financial performance. This competition is partially mitigated by the depth and breadth of lending relationships of our Manager which has been cultivated over the past 30 years

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in our offering circular, which may be updated from time to time by our future filings under Regulation A Plus. In addition, new risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our units.

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Item 2. Management’s Discussion and Analysis of Financial Conditions and Results of Operations

The information discussed in this item should be read together with the Company’s audited financial statements and related notes appearing under Item 7 of this Annual Report.

Overview

Cardone Equity Fund VI, LLC is a Delaware limited liability corporation formed to primarily invest directly or indirectly in multifamily apartment complexes located throughout the United States.

Pursuant to our Offering, we are offering up to $50,000,000 of our Class A Interests at a price of $1,000 per unit. As of March 31, 2020, we have issued approximately $18,957,000 in Class A Interests and have subscriptions totaling about $1,506,000 waiting to be accepted.

Results of Operations

On October 16, 2019, the Company began receiving subscriptions from investors and on October 18, 2019 began purchasing its first investment in a multifamily property (See Recent Developments section for further information). The Company continued to raise equity and as of December 31, 2019, the Company had accepted about 9,317 Class A Interests in subscriptions and had about 1,244 Class A Interests waiting acceptance. The Offering proceeds were used to purchase co-investments in two properties with a cost of $9,128,978 located in Panama City Beach, FL and Columbia, MD. Besides the two real estate investments valued at $9,010,600, our assets as of December 31, 2019, were comprised of $1,312,190 in cash and liabilities consisted of $1,244,477 in Subscriptions and $8,727 in accounts payable and amounts owned to a related party as an advance.

Unrealized losses during 2019 totaled $118,378 and the investment loss totaled $42,155 causing a decrease in net assets from operations of $160,533. (See Recent Developments section for further information)

Our results of operations as of December 31, 2019, may not be indicative of those expected in future periods as the fair market value of the assets will fluctuate with changes in general economic conditions and the real estate market specifically.

Liquidity and Capital Resources

We are dependent upon the net proceeds from our Offering to conduct our operations. We will obtain the capital required to invest in multifamily investments from the proceeds of our Offering and from secured or unsecured financings from banks and other lenders, and from any undistributed funds from our operations. As of March 31, 2020, we have raised approximately $20,463,000 and have made three investments and believe that such funds will be sufficient to fund our expenses over the next twelve months which we currently estimate to be $100,000.

If we are unable to raise more funds than what we currently have, we will make fewer investments than originally planned which may result in less diversification in terms of the number and size and geographic location of the investments we make. Also, the value of an investment in us will fluctuate with the performance of the specific assets in which we invest. Our inability to raise further funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and may limit our ability to make distributions. We do not expect to establish a permanent reserve from our offering proceeds for maintenance and repairs of the properties. However, to the extent that we have insufficient funds for such purposes, we may establish reserves from gross offering proceeds, out of cash flow from operations, or from net cash proceeds from the sale of properties.

As of December 31, 2019, we had no outstanding debt. The entities in which we hold investments in real estate are leveraged with non-recourse debt of up to 65%-75% of the cost of the acquisition price. As of December 31, 2019, the debt financing for the entire real estate portfolio in which we hold investments is approximately 72% of the cost of their tangible assets (before deducting depreciation). The loan terms have interest rates ranging from 3.73% to 3.80% and pay interest only for at least the first five years of the 10 year term.

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As we acquire additional real estate investments, we may leverage a particular asset in an amount that is greater or lesser than the foregoing, in the Managing Member’s sole discretion. However, we expect the debt financing for our entire portfolio to be approximately 72% of the cost of our tangible assets (before deducting depreciation).

We intend on identifying multifamily properties for future acquisitions with our Offering proceeds, there is no guarantee that we will acquire any such investments. Acquisitions will depend highly on our funding, the availability of those funds, the availability of funding from the Managing Member to fund the initial equity portion of the acquisition and his ability to acquire the debt financing and the availability of multifamily properties that meet our investment criteria. Should the Managing Member no longer be able to initially fund and finance the property acquisitions, the Company’s ability to acquire additional properties would be adversely impacted. The Company currently has no agreements, arrangements or understandings with any person, other than the Managing Member, to obtain funds through bank loans, lines of credit or any other sources.

The Company’s management team determines the amount of distributions (“Distributable Cash”) to be paid to our investors from the distributions received from the investment in the properties. During 2019, the Company received one monthly distribution from the operations of the multifamily properties, totaling $22,840 and distributed a total of $8,888 representing a 4.5% annual rate of return to its Class A Unit holders and a 1.5% annual rate of return to its Class B Unit Holder. (See Annual Report Item 7. Financial Statements Note 4 Member’s Equity/Net Assets for further information.)

Distributions paid to investors may not be indicative of future distributions since they are dependent upon the amount of available Distributable Cash from each property which may vary due to changes in rental rates, occupancy, expenses and other obligations of the property and general market conditions.

Trends and Key Information Affecting our Performance

Through December 31, 2019, we believe that current market dynamics and underlying fundamentals suggest the positive trends in the United States multifamily housing will continue. Steady job growth, broadly increasing rentership rates, increasing household formations and aligned demographic provide the backdrop for strong renter demand. We believe that other factors impacting the prime United States renter demographic such as delayed major life decisions, increased levels of student debt and tight credit standards in the single-family home mortgage market support the value proposition of owning multifamily properties.(see Recent Developments section for recent changes)

Critical Accounting Policies

The preparation of financial statements in accordance with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Such judgments are based on our management’s experience, our historical experience and the industry. We consider these policies critical because we believe that understanding these policies is critical to understanding and evaluating our reported financial results. Additionally, these policies may involve significant management judgments and assumptions, or require estimates about matters that are inherently uncertain. These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Fair Value Measurement

See Note 3 to our financial statements in “the Annual Report Item 7. Financial Statements” for a discussion on how we treat fair value measurement of the Company’s real estate investments.

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Recent Developments

On October 16, 2019, the Company began receiving subscriptions from investors and accepted its first subscription agreements totaling 1.163.16 units of Class A Interests on October 18, The Company immediately purchased an investment in Cardone PCB Member, LLC which owns, PCB 288, LLC (dba 10X Living at Panama City Beach) a 288 unit luxury garden-style apartment complex located in Panama City Beach, FL. This property was built in 2018 with an average unit size of 837 sq. ft. As subscription agreements were accepted by the Company during 2019, the Company purchased a larger interest in 10X Living at Panama City Beach and completed its investment on December 2, 2019.

On December 20, 2019, the Company purchased an interest in Cardone Columbia Member, LLC which owns Columbia 531, LLC (dba 10X Living at Columbia Town Center) a 531 luxury garden-style apartment complex located in Columbia, MD. This property was built in 2001 with an average unit size of 1,039 sq. ft. As subscriptions agreements were accepted by the Company, the Company continued to purchase interests and completed its investment on March 16, 2020.

On March 16, 2020, the Company purchased an interest in Cardone Retreat Member, LLC which owns Retreat 360, LLC (dba Retreat at PCB) a 360 luxury garden-style apartment complex located in Panama City Beach, FL. This property was built in 2008 with an average unit size of 1,006 sq. ft. As subscriptions agreements were accepted by the Company, the Company will continue to purchase interests in this investment.

As of March 31, 2020, the Company anticipates purchasing an interest in Cardone Addison Member, LLC which owns CC Addison Place, LLC (dba 10X Living at Addison Place) a 294 luxury garden-style apartment complex located in Naples, FL. This property was built in 2019 with an average unit size of 1,030 sq. ft. As subscriptions agreements were accepted by the Company, the Company anticipated purchasing interests in this real estate investment.

As previously mentioned, the Company co-invests with two other related parties: Grant Cardone its Managing Member and related accredited fund CEF VIII. For further information regarding the ownership interest of the co-investments, see Annual Report Item 7. Financial Statements Note 5 Related Party Transactions Co-investments.

The United States and many parts of the world are currently under mandated or suggested “stay-in-place” orders in an attempt to contain the COVID-19 virus pandemic. Due to these orders and urges of social distancing, many businesses have been forced to temporarily close until the virus is contained. To this end, it is unclear of the potential risks to our business as a result of these orders and closures. It is uncertain what the economic results will be. It is expected that both employment and the real estate market will be adversely affected. The Company is evaluating if it will purchase additional interests in multifamily real estate properties at this time because of the economic impact of COVID-19 virus pandemic.

Item 3. Directors and Officers

The following table shows the names and ages of the principals of the Manager of the Company and the positions held by each individual:

Name(1)	Age	Title
Grant Cardone	62	Chief Executive Officer
Ryan Tseko	35	Portfolio Manager
Susan Schieman	63	Chief Financial Officer

(1)	The address for the above individuals listed is 18909 NE 29th Ave, Aventura, FL 33180

Biographical information regarding the above individuals can be found in our Offering Circular, MANAGER, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS, Duties Responsibilities and Experience section, page 52.

We operate under the direction of Mr. Grant Cardone. He is the sole decision maker of Cardone Capital, LLC which is the Manager of the Company. All business and affairs of the Company shall be managed by the Manager. The Manager directs, manages, and controls the Company to the best of its ability and shall have full and complete authority, power, and discretion to make any and all decisions and to do any and all things that the Manager shall deem to be reasonably required to accomplish the business and objectives of the Company.

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Compensation of Executive Officers

Mr. Cardone does not currently receive any compensation for his services. The other principals do receive compensation from CREA, the acquisition arm of the sponsor for his or her services, Mr. Cardone along with the above individuals are responsible for managing the day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, supervise the third-party property managers performance over the acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although we will indirectly bear some of the costs of the compensation paid to the Manager’s affiliate, CREA for its employees, through fees we pay to our sponsor, we do not intend to pay any compensation directly to Mr. Cardone or his affiliates. More information regarding the compensation of our officers and directors and our sponsor can be found in our Offering Circular, EXECUTIVE COMPENSATION section, page 53.

Item 4. Security Ownership of Management and Certain Securityholders

Mr. Cardone owns 100% of Cardone Capital, LLC the Managing Member of the Company and 100% of CREA, the acquisitions arm of the Company.

Item 5. Interest of Management and Others in Certain Transactions

See Annual Report Note 5 to our financial statements in “Item 7. Financial Statements” for a discussion of related party transactions.

Item 6. Other Information

None.

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Item 7. Financial Statements

CARDONE EQUITY FUND VI, LLC

Financial Statements and Independent Auditors’ Report

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INDEPENDENT AUDITORS' REPORT

Cardone Equity Fund VI, LLC

We have audited the accompanying financial statements of Cardone Equity Fund VI, LLC, which comprise the statements of net assets as of December 31, 2019 and 2018, including schedule of real estate investments, as of December 31, 2019, and the related statements of operations, changes in net assets and cash flows for the year ended December 31, 2019 and the period from December 12, 2018 (inception) through December 31, 2018, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit.  We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements.  The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers internal control relevant to the Fund's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cardone Equity Fund VI, LLC as of December 31, 2019 and 2018, and the results of its operations, changes in its net assets and its cash flows for the year ended December 31, 2019 and the period from December 12, 2018 (inception) through December 31, 2018, in accordance with accounting principles generally accepted in the United States of America.

Kaufman, Rossin & Co., P.A.

April 27, 2020

Miami, Florida

F-1

Cardone Equity Fund VI, LLC
Statements of Net Assets
As of December 31, 2019 and 2018

	December 31, 2019	December 31, 2018
Assets:

Real estate investments, at fair market value (cost of $9,128,978 and $0, respectively)	$9,010,600	$-
Cash	1,312,190	-
Deferred offering costs	-	18,000

Total assets	$10,322,790	$18,000

Liabilities:

Offering proceeds	$1,244,477	$-
Accounts payable	2,282	-
Accrued expenses and other related party payables	6,445	18,000

Total liabilities	1,253,204	18,000

Net assets	$9,069,586	$-

See accompanying notes, which are an integral part of these financial statements

F-2

Cardone Equity Fund VI, LLC
Schedule of Real Estate Investments
As of December 31, 2019

	Ownership	Cost	Fair Market
Investment	Interest	Basis	Value

Cardone PCB Member, LLC [1]	35.78%	$5,523,759	$5,473,622

Cardone Columbia Member, LLC[2]	23.17%	3,605,219	3,536,978

		$9,128,978	$9,010,600

1 Cardone PCB Member, LLC owns 100% of PCB 288, LLC (d/b/a: 10X Living at Panama City Beach) which holds an investment in a 288 unit multifamily residential apartment development located in Panama City Beach, FL.  The Company invested in Cardone PCB Member, LLC on October 16, 2019.  The Company's proportional share of this investment represents 60.35% of net assets.

2 Cardone Columbia Member, LLC owns 100% of Columbia 531, LLC (d/b/a: 10X Living at Columbia Town Center) which holds an investment in a 531 unit multifamily residential apartment development located in Columbia, MD.  The Company invested in Cardone Columbia  Member, LLC on December 20, 2019.  The Company's proportional share of this investment represents 39.00% of net assets.

See accompanying notes, which are an integral part of these financial statements

F-3

Cardone Equity Fund VI, LLC
Statements of Operations
For the Year Ended December 31, 2019 and
for the period from December 12, 2018 (inception) to December 31, 2018

		Inception
	Year Ended	to
	December 31, 2019	December 31, 2018

Income - Interest	$298	$-

Expenses

Asset management fee	9,999	-
Professional fees	20,597	-
Administrative and other	11,857	-

Total expenses	42,453	-

Net investment loss	(42,155)	-

Change in unrealized loss on real estate investments	(118,378)	-

Net decrease in net assets resulting from operations	$(160,533)	$-

See accompanying notes, which are an integral part of these financial statements

F-4

Cardone Equity Fund VI, LLC
Statements of Changes in Member's Equity
For the Year Ended December 31, 2019 and
for the period from December 12, 2018 (inception) to December 31, 2018

	Total	Members Class A Interests	Managing Member Class B Interests

Balance at December 12, 2018 (inception)	$-	$-	$-

Net increase in net assets resulting from operations	-	-	-

Balance, December 31, 2018	-	-	-

Contributions	9,316,818	9,316,818	-

Distributions	(8,888)	(6,659)	(2,229)

Offering and syndication costs	(77,811)	(77,811)	-

Net decrease in net asets resulting from operations	(160,533)	(160,533)	-

Balance, December 31, 2019	$9,069,586	$9,071,815	$(2,229)

See accompanying notes, which are an integral part of these financial statements

F-5

Cardone Equity Fund VI, LLC
Statements of Cash Flows
For Year Ended December 31, 2019 and
for the period from December 12, 2018 (inception) to December 31, 2018

		Inception
	Year Ended	to
	December 31, 2019	December 31, 2018
Cash flows from operating activities:
Net decrease in net assets resulting from operations	$(160,533)	$-

Adjustments to reconcile net decrease in net assets resulting from operations to net cash used in operating activities:
Change in unrealized loss on investments	118,378	-
Purchase of investments	(9,151,818)	-
Distributions from investments	22,840	-
Changes in operating assets and liabilities:
Accounts payable	2,282	-
Accrued expenses and other related party payables	6,445	-
Net cash used in operating activities	(9,162,406)	-

Cash flows from financing activities:
Offering proceeds	10,561,295	-
Offering and syndication costs	(77,811)	-
Distributions	(8,888)	-
Net cash provided by financing activities	10,474,596	-

Net increase in cash	1,312,190	-

Cash, beginning of period	-	-
Cash at end of period	$1,312,190	$-

Supplemental Disclosure of Non-Cash Activity:
Deferred offering costs reimbursable to Managing Member	$-	$18,000

See accompanying notes, which are an integral part of these financial statements

F-6

CARDONE EQUITY FUND VI, LLC
NOTES TO FINANCIAL STATEMENTS
For the Year ended December 31, 2019 and the Period from December 12, 2018 (inception) to December 31, 2018

NOTE 1: NATURE OF OPERATIONS

Cardone Equity Fund VI, LLC (the “Company”), is a limited liability company organized December 12, 2018 under the laws of Delaware. The Company was organized to invest primarily in income generating real estate within the multifamily or commercial real estate segment. The Company is located in Aventura, Florida. The Company was formed to raise up to $50 million under Regulation A Plus from a wide range of individual and institutional investors, with a primary focus on individual non-accredited investors, to acquire multifamily and commercial real estate. The fund-raising activity will be primarily done through Cardone Capital, LLC’s (the “Managing Member”) online platform.

The Company commenced operations and started accepting subscriptions October 16, 2019 when $1,163,160 was accepted and invested in the first multifamily real estate investment. As of December 31, 2019, the Company has received proceeds aggregating to $10,561,295 of capital and has invested in two multifamily real estate properties located in Panama City Beach, Florida and Columbia, Maryland.

The Company intends on investing through limited liability corporations (“LLC’s”) (treated as partnerships) that own a single multifamily property (through single purpose entities “SPE’s”). The LLC's are co-owned by the Company, Cardone Equity Fund VIII, LLC (“CEF VIII”), a related entity by common management, and Grant Cardone, managing member of Cardone Capital, LLC. Grant Cardone typically owns from 1% to 6% of the LLC’s. CEF VIII is a $100 million fund for accredited investors that began its operations in October 2019. The Managing Member parallel invested the funds raised from the Company’s offering, funds raised from CEF VIII’s offering and funds from Grant Cardone in all property acquisitions at varying ownership levels. The amount invested varied depending on the lender’s requirements and the amount of funds raised by the Company and CEF VIII.

The Company is dependent upon additional capital resources and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s planned operations or failing to profitably operate the business.

The Company is not registered as an Investment Company under the Investment Company Act of 1940, as amended.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared under accounting principles generally accepted in the United States of America (“GAAP”) for investment companies. The Company is an investment company that follows the specialized accounting and reporting guidance of the Financial Accounting Standards Board (“FASB’) Accounting Standards Codification (“ASC”) Topic 946 “Financial Services – Investment Companies.” The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of investment income, expenses and gains (losses) during the reporting period. Actual results could differ from those estimates.

F-7

CARDONE EQUITY FUND VI, LLC
NOTES TO FINANCIAL STATEMENTS
For the Year ended December 31, 2019 and the Period from December 12, 2018 (inception) to December 31, 2018

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and Concentration of Cash Balance

The Company’s cash in bank deposit accounts, at times, may exceed federally insured limits.

Real Estate Investments

Investments in real estate are carried at fair value. Costs to acquire real estate investments are capitalized as a component of investment cost. The fair values of real estate investments are estimated based on the price that would be received to sell an asset in an orderly transaction between marketplace participants at the measurement date.

Investments without a public market are valued based on assumptions made and valuation techniques used by the Managing Member. Such valuation techniques may include discounted cash flow analysis, prevailing market capitalization rates or earnings multiples applied to earnings from the investment, analysis of recent comparable sales transactions, actual sale negotiations and bona fide purchase offers received from third parties, consideration of the amount that currently would be required to replace the asset, as well as independent external appraisals. In general, the Managing Member considers multiple valuation techniques when measuring the fair value of a real estate investment. However, in certain circumstances, a single valuation technique may be appropriate.

The fair value of real estate investments does not reflect the Company’s transaction sale costs, which may be incurred upon disposition of the real estate investments. Such costs are estimated to approximate 2% - 3% of gross property fair value. The Company also reflects its real estate equity investments net of investment level financing. Valuation adjustments attributable to underlying financing arrangements are considered in the real estate equity valuation.

The Company may invest in real estate and real estate related investments for which no liquid market exists. The market prices for such investments may be volatile and may not be readily ascertainable. In addition, there continues to be significant disruptions in the global capital, credit and real estate markets. These disruptions have led to, among other things, a significant decline in the volume of transaction activity, in the fair value of many real estate and real estate related investments, and a significant contraction in short-term and long-term debt and equity funding sources. This contraction in capital includes sources that the Company may depend on to finance certain of its investments. These market developments may have a significant adverse impact on the Company’s liquidity position, results of operations and financial condition and may continue to adversely impact the Company if market conditions continue to deteriorate. The decline in liquidity and prices of real estate and real estate related investments, as well as the availability of observable transaction data and inputs, may have made it more difficult to determine the fair value of such investments. Amounts ultimately realized by the Company from real estate investments sold may differ from the fair values presented, and the differences could be material.

Fair Value Measurement

FASB guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

F-8

CARDONE EQUITY FUND VI, LLC

NOTES TO FINANCIAL STATEMENTS

For the Year ended December 31, 2019 and the Period from December 12, 2018 (inception) to December 31, 2018

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value Measurement (continued)

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The investments in real estate will fall into Level 3 category, therefore, fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of the reporting date.

Investments in Real Estate Transactions

Purchases and sales of real estate investments are recorded on a transaction basis. Distributions from the real estate investment are first applied to the cost of the investment until the total cost has been recovered, after which point any further distributions are recorded as realized gains. Further, realized gains and losses on real estate investment transactions will be recognized upon the sale of the investment. Changes in unrealized gains and losses are included in the results of operations.

Organizational Costs

In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Risks and Uncertainties

The Company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the Company’s control could cause fluctuations in these conditions, including but not limited to: its ability to raise sufficient funds from investors to acquire multi-family and commercial real estate, the availability of suitable real estate properties to acquire, and changes to Regulation A Plus. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company’s financial conditions and the results of operations.

Offering and Syndication Costs

Offering and syndication costs represent costs incurred in connection with the offering and syndication of members’ interests. These costs are reflected as a direct reduction of Class A net assets. As of December 31, 2019, a total of $77,811 was incurred for offering and syndications costs.

F-9

CARDONE EQUITY FUND VI, LLC
NOTES TO FINANCIAL STATEMENTS
For the Year ended December 31, 2019 and the Period from December 12, 2018 (inception) to December 31, 2018

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Deferred Offering Costs

Deferred offering costs consist principally of accounting and legal fees incurred in connection with the Company’s offering that commenced during 2018 under Regulation A Plus. Prior to the completion of the offering, these costs are capitalized as deferred offering costs on the Statements of Net Assets. The deferred costs are charged to members’ equity in 2019.

Income Taxes

The Company is a limited liability company, treated as a partnership for U.S. income tax purposes. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in the accompanying financial statements. Income from the Company is reported and taxed to the members on their individual tax returns.
The Bipartisan Budget Act of 2015 provides that any entity treated as a partnership for U.S. income tax purposes may be directly assessed for federal income taxes, interest and penalties arising from partnership audits and/or adjustments (the “Assessment”) for tax years beginning after December 31, 2017, rather than the owners of the entity being liable for the Assessment. Any such Assessment against the entity would impact the equity interests of current owners pro-rata at the time the Assessment is levied absent claw-back provisions to any former owners or other special allocation provisions within the entity’s governing documents.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in an enterprise’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of uncertain tax position taken or expected to be taken in a tax return for open tax years (generally a period of three years from the later of each return’s due date or the date filed) that remain subject to examination by the Company’s major tax jurisdictions. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

NOTE 3: FAIR VALUE MEASUREMENTS

The fair value for certain financial instruments is derived using valuation techniques that involve significant management judgment. The price transparency of financial instruments is a key determinant of the degree of judgment involved in determining the fair value of the Company’s financial instruments. Financial instruments for which actively quoted prices or pricing parameters are available and for which markets contain orderly transactions will generally have a higher degree of price transparency than financial instruments for which markets are inactive or consist of non-orderly trades. The Company evaluates several factors when determining if a market is inactive or when market transactions are not orderly. The following is a summary of the methods and assumptions used by management in estimating the fair value of each class of financial instrument for which it is practicable to estimate the fair value:

Cash, deferred offering costs, accrued expenses and other related party payables: these balances approximate their fair values.

F-10

CARDONE EQUITY FUND VI, LLC
NOTES TO FINANCIAL STATEMENTS
For the Year ended December 31, 2019 and the Period from December 12, 2018 (inception) to December 31, 2018

NOTE 3: FAIR VALUE MEASUREMENTS (continued)

Real estate investments are stated at fair value of the ownership interests of the underlying entities. The Company’s ownership interests are valued based on the fair value of the underlying real estate, any related mortgage loans payable, and other factors, such as ownership percentage, distribution provisions and capital call obligations. The Company’s estimates of the values of real estate properties have been prepared giving consideration to the income, direct capitalization and sales comparison approaches of estimating property value. The income approach estimates an income stream for a property (typically 10 years) and discounts this income plus a reversion (presumed sale) into a present value at a risk adjusted rate. Yield rates and growth assumptions utilized in this approach are derived from market transactions as well as other financial and industry data. The direct capitalization approach is based on the net operating income (NOI) of the underlying real estate for a stabilized operation divided by the market capitalization rate. The sales comparison approach compares recent transactions to the appraised property. Adjustments are made for dissimilarities which typically provide a range of value. The direct capitalization approach was used to value all of the Company’s real estate investments as of December 31, 2019. The terminal cap rate and the discount rate are significant inputs to these valuations. These rates are based on the location, type and nature of each property, and current and anticipated market conditions. Significant increases in discount or capitalization rates in isolation would result in a significantly lower fair value measurement. Significant decreases in discount or capitalization rates in isolation would result in a significantly higher fair value measurement.

Investment values as of December 31, 2019 were determined based on capitalization rate of 5.30% to 5.75%. Fair value measurements take into consideration the estimated effect of physical depreciation, historical cost depreciation and amortization on real estate related investments.

Upon the disposition of all real estate investments by an investee entity, the Company will continue to state its equity in the remaining net assets of the investee entity during the wind-down period. The Company’s real estate investments are classified within level 3 of the valuation hierarchy.

The following is a reconciliation of the beginning and ending balances for assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the twelve months ended December 31, 2019:

Description	Real Estate Investments
Beginning balance, December 31, 2018	$-
Purchase of real estate investments	9,151,818
Unrealized gain (loss) on real estate investments	(118,378)
Distributions from real estate investments	(22,840)
Ending Balance, December 31, 2019	$9,010,600

NOTE 4: MEMBER’S EQUITY/NET ASSETS

The Managing Member held 100% of the member’s equity of the Company as of December 31, 2018. The Class B Interests were issued, at formation, as founder’s interests for no consideration.

The Company is offering 50,000 Class A Interests at $1,000 per Interest through a Tier II offering pursuant to Regulation A under the Securities Act, also known as “Reg A Plus” and sells the Interests directly to investors and not through registered broker-dealers who are paid commission. The minimum investment is $5,000. The maximum amount to be raised in the offering is $50 million. The Investors who contribute capital to the Company shall upon acceptance by the Managing Member of their subscriptions, become Class A Members in the Company. The Capital Contributions of the Class A Members shall result in sixty-five (65%) of the total interests in the Company. As of December 31, 2019, the Manager has accepted offering proceeds totaling $9,316,818 for 9,316.818 Class A Interests which were accepted by the Manager.

F-11

CARDONE EQUITY FUND VI, LLC
NOTES TO FINANCIAL STATEMENTS
For the Year ended December 31, 2019 and the Period from December 12, 2018 (inception) to December 31, 2018

NOTE 4: MEMBER’S EQUITY/NET ASSETS (continued)

The Managing Member’s Class B Interest will be a 35% profits interest and is subordinate to the Class A Interest.

Losses for any fiscal year shall be allocated among the Members in proportion to their positive capital account balances, giving consideration to their respective ownership period, until the balance of each capital account equals zero. Thereafter, all losses shall be allocated in accordance to each Member’s respective Percentage Interest in the Company, giving consideration to their respective ownership period. Profits will first be allocated pro rata to the Members in accordance with the amount of Losses previously allocated if such previous Losses were not offset by Profits. Thereafter, Profits shall be allocated in accordance with actual distributions of Distributable Cash and shall be allocated 65% to the Class A Members (in proportion to their respective Percentage Interests) and 35% to the Class B Interests. In all cases, giving consideration to their respective ownership period.

In accordance with the operating agreement, distributions will be allocated 65% to the Class A Members and 35% to the Class B Member. At this time, the Managing Member has distributed all distributable cash to the Class A and Class B Members which totaled $6,688 and $2,229, respectively, as of December 31, 2019. At a later time, when the cash flow from operations increases or an exit event occurs, the Managing Member may adjust cash distributions to be allocated on a cumulative 65%/35% basis, the impact of this at December 31, 2019 would be to distribute an additional $1,357 to the Managing Member.

NOTE 5: RELATED PARTY TRANSACTIONS

The Company has engaged the Managing Member to manage the Company, under a management agreement. The Company is subject to the following fees under this agreement:

Reimbursement of Offering and Syndication Costs

The Company’s Managing Member and its affiliates will be reimbursed for actual offering and syndication expenses incurred. Offering and syndication expenses consist of the actual legal, accounting, printing, marketing, advertising, filing fees, any transfer agent costs and other accountable offering-related expenses. As of December 31, 2019, the Company has incurred $77,811 in offering and syndication-related expenses which were initially advanced by a related party of the Company.

Deferred offering and syndication costs from inception to December 31, 2018 of $18,000 were incurred by a related party on the Company’s behalf and are shown as a related party liability on the 2018 Statement of Net Assets. This related party advance is unsecured, interest-free, and was repaid in 2019.

Acquisition Fee

Each of the Company’s real estate investments, are obligated to pay the Company’s Managing Member or its designated affiliate 1% of the investment’s fixed asset purchase price. This fee will be paid at the discretion of the Managing Member, but no later than the liquidation of the real estate investment. Should the fee be paid at acquisition it is included as an acquisition cost of the SPE purchasing the property and therefore would be included in the cost of the Company’s investment.

F-12

CARDONE EQUITY FUND VI, LLC
NOTES TO FINANCIAL STATEMENTS
For the Year ended December 31, 2019 and the Period from December 12, 2018 (inception) to December 31, 2018

NOTE 5: RELATED PARTY TRANSACTIONS (continued)

Acquisition Fee (continued)

As of December 31, 2019, all acquisition fees have been paid and a total of $1,905,005 in fees are considered acquisition costs and included in the basis of the purchased property. The Company’s proportional share, based on the ownership of the respective investments, paid totaled $513,032 and is included in the investment cost.

Disposition Fee

For each real estate investment, the Company will pay its Managing Member or its designated affiliate 1% of the investment’s sale price. This fee will be paid at the disposition of the investment’s real estate.

Asset Management Fee

The Company will pay the Managing Member, or its designated affiliate, a 1% annualized Asset Management Fee during the first three years of operations which will be calculated based on the Contributed Capital as of the end of each prior month. After the first three years, the amount of Contributed Capital will be reduced for the return of capital to Members from the liquidation and disposition from the sale of one of the Company’s assets. This fee will be payable monthly at the discretion of the Managing Member. During 2019, the Company incurred and paid $9,999 in Asset Management Fees.

Notes Payable

When each Cardone Member entity purchases a multifamily property, Grant Cardone contributes his equity and loans the balance needed to purchase the property to each Cardone Member entity. The aggregate principle balance loaned by Grant Cardone on behalf of the Company to the Cardone Member entities to acquire the investments during 2019 amounted to $10,126,000. Each loan pays 6% interest rate, is unsecured and is payable on demand. As of December 31, 2019, the Company’s proportional share of principal outstanding and interest incurred totaled to $5,877,743 and $50,487, respectively.

F-13

CARDONE EQUITY FUND VI, LLC
NOTES TO FINANCIAL STATEMENTS
For the Year ended December 31, 2019 and the Period from December 12, 2018 (inception) to December 31, 2018

NOTE 5: RELATED PARTY TRANSACTIONS (continued)

Co-investments

As of December 31, 2019, the Company had co-invested with CEF VIII and Grant Cardone as follows:

	10X Living at Panama City Beach		10X Living at Columbia at Town Center

Entity	Investment	Percentage	Investment	Percentage

CEF VI	$5,546,599	35.78%	$3,605,219	23.17%
CEF VIII	9,757,000	62.93%	11,522,708	74.06%
Grant Cardone	200,000	1.29%	430,000	2.76%
Total	$15,503,599	100.00%	$15,557,927	100.00%

It is anticipated that CEF VI will invest additional capital in this investment during the first quarter of 2020 and increase its ownership interest.

NOTE 6: FINANCIAL RISKS AND UNCERTAINTIES

The Company is subject to several risks including the following:

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to raise funds to fulfill its commitments including inability to sell investments quickly or close to fair value.

Market Risk

Market risk is the potential loss that can be caused by increases or decreases in the fair value of investments resulting from market fluctuations.

Credit Risk

Credit risk represents the potential loss that would occur if counter parties fail to perform pursuant to the terms of their obligations.

F-14

CARDONE EQUITY FUND VI, LLC
NOTES TO FINANCIAL STATEMENTS
For the Year ended December 31, 2019 and the Period from December 12, 2018 (inception) to December 31, 2018

NOTE 7: FINANCIAL HIGHLIGHTS

The following summarizes the Company’s financial highlights for the period from December 12, 2018 (inception) through December 31, 2019:

Class A Members
Total return [1]
End of period since-inception internal rate of return	-22.08%
Beginning of period since-inception internal rate of return	-%

Expense ratios [2]
Operating expense	4.12%

Net investment income ratio [3]	4.12%

1 Total return is calculated based on a dollar-weighted internal rate of return methodology net of fees. The internal rate of return is computed on a since-inception basis using annual compounding and the actual dates of cash inflows received by and outflows paid to investors and including ending net asset value as of each measurement date. Because total return is calculated for the Class A Members taken as a whole, an individual Class A Member’s return may vary from these returns based on a different management fee and incentive arrangements (as applicable) and the timing of capital contributions.

2 These expense ratios are calculated for the Class A Members taken as a whole using weighted average of net assets for the period. The computation of such ratios is based on the amount of expenses assessed to an individual Class A Member’s capital may vary from these ratios based on different management fee incentive arrangements (as applicable) and the timing of capital transactions.

3 The net investment income ratios are calculated for the Class A Members taken as a whole using weighted average net assets for the period. The computation of the net investment income ratio is based on the amount of net investment income assessed to an individual Class A Member’s capital may vary from these ratios based on different management fee arrangements (as applicable).

NOTE 8: SUBSEQUENT EVENTS

CEF VI is committed to parallel invest with CEF VIII and Grant Cardone in the following Cardone Member entities which were purchased during 2020:

•	Cardone Retreat Member, LLC owns 100% of Retreat 360, LLC (d/b/a: Retreat at PCB) which holds an investment in a 360-unit multifamily residential apartment development located in Panama City Beach, FL. The Company invested in Cardone Retreat Member, LLC on March 16, 2020 and has invested $1,257,997 to date.

•	Cardone Addison Member, LLC owns 100% of CC Addison Place, LLC (d/b/a: Addison Place) which holds an investment in a 294-unit multifamily residential apartment development located in Naples, FL. The Company has yet to invest in Cardone Addison Member, LLC as of the issuance of these financial statements.

Grant Cardone will own about 5% of each of the above entities and CEF VIII and CEF VI will own the balance which is dependent on the amount of funds raised by each respective fund.

For the period from January 1, through April 27, 2020, the Company accepted $12,330,779 of Class A Interests and paid about $164,000 in distributions to its Members and Managing Member.

F-15

CARDONE EQUITY FUND VI, LLC
NOTES TO FINANCIAL STATEMENTS
For the Year ended December 31, 2019 and the Period from December 12, 2018 (inception) to December 31, 2018

NOTE 8: SUBSEQUENT EVENTS (continued)

In March 2020 the World Health Organization declared the novel strain of coronavirus (COVID-19) a global pandemic and recommended containment and mitigation measures worldwide. The potential impact upon the Company of the COVID-19 pandemic cannot be determined at this time, but it could have a material adverse effect on the Company’s financial position, results of operations and cash flows resulting from matters including the financial condition and operations of the Company’s underlying investments and other factors impacting their fair value. On April 9, 2020, the Managing Member announced to its Members that as a precaution, distributions to all Members would be paused for the next 90-days, until the economy becomes more stable. Thus, providing for additional operating reserves during these uncertain times.

Management has evaluated subsequent events through April 27, 2020, the date the financial statements were issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

F-16

Item 8. Exhibits

Exhibit 2.1*	Articles of Organization

Exhibit 4.1*	Subscription Agreement

Exhibit 6.1*	Operating Agreement

Exhibit 6.2*	Material Contract - Crowdstreet

Exhibit 6.3*	Material Contract - Computershare

Exhibit 12.1*	Opinion re: Legality

__________

* Filed previously

11

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aventura, State of Florida, on April 27, 2020.

Cardone Equity Fund VI, LLC

By:	Cardone Capital, LLC, its Manager

By:	/s/ Grant Cardone
Name:	Grant Cardone
Title:	Chief Executive Officer

This Annual Report has been signed by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Grant Cardone	Chief Executive Officer of Cardone Capital, LLC	April 27, 2020
Grant Cardone	(Principal Executive Officer)

12